Exhibit 4

FLORIDA POWER & LIGHT COMPANY
OFFICER’S CERTIFICATE
Creating the Floating Rate Notes, Series due June 15, 2068
Joseph Balzano, Assistant Treasurer of Florida Power & Light Company (the “Company”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and pursuant to Sections 201 and 301 of the Indenture, does hereby certify to The Bank of New York Mellon (the “Trustee”), as Trustee under the Indenture (For Unsecured Debt Securities) dated as of November 1, 2017 between the Company and the Trustee (the “Indenture”), that:
1.The securities to be issued under the Indenture in accordance with this certificate shall be designated “Floating Rate Notes, Series due June 15, 2068” (referred to herein as the “Notes of the Second Series”) and shall be issued in substantially the form set forth as Exhibit A hereto.
2.    The Notes of the Second Series shall be issued by the Company in the initial aggregate principal amount of $94,121,000. Additional Notes of the Second Series, without limitation as to amount, having the same terms as the Outstanding Notes of the Second Series (except for the issue date of the additional Notes of the Second Series and, if applicable, the initial Interest Payment Date (as defined below)) may also be issued by the Company pursuant to the Indenture without the consent of the Holders of the then‑Outstanding Notes of the Second Series. Any such additional Notes of the Second Series as may be issued pursuant to the Indenture from time to time shall be part of the same series as the then‑Outstanding Notes of the Second Series.
3.    The Notes of the Second Series shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon, on the Stated Maturity Date, subject to the right of the Company to shorten the Maturity upon a Tax Event as provided in the form set forth as Exhibit A hereto. The “Stated Maturity Date” means June 15, 2068.
4.    The Notes of the Second Series shall bear interest as provided in the form set forth as Exhibit A hereto.
5.    Each installment of interest on a Note of the Second Series shall be payable as provided in the form set forth as Exhibit A hereto.
6.    Registration of the Notes of the Second Series, and registration of transfers and exchanges in respect of the Notes of the Second Series, may be effectuated at the office or agency of the Company in New York City, New York. Notices and demands to or upon the Company in respect of the Notes of the Second Series may be served at the office or agency of the Company in New York City, New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration, registration of transfers and exchanges and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar and the Paying Agent for the Notes of the Second Series.

7.    The Notes of the Second Series will be redeemable at the option of the Company prior to the Stated Maturity Date as provided in the form set forth as Exhibit A hereto.
8.    The Notes of the Second Series shall be repayable at the option of a Holder of the Notes of the Second Series as provided in the form set forth as Exhibit A hereto.
9.    So long as all of the Notes of the Second Series are held by a securities depository in book-entry form, the Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Notes of the Second Series shall be the close of business on the Business Day immediately preceding such Interest Payment Date; provided, however, that if any of the Notes of the Second Series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date.
10.     If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Notes of the Second Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:
(A)    an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Notes of the Second Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of said Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Notes of the Second Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency; or
(B)    an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Notes of the Second Series, or the applicable portion of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effectuated.

11.    The Notes of the Second Series will be initially issued in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company). The Notes of the Second Series in global form shall bear the depository legend in substantially the form set forth as Exhibit A hereto. The Notes of the Second Series in global form will contain restrictions on transfer, substantially as described in the form set forth as Exhibit A hereto.
12.    No service charge shall be made for the registration of transfer or exchange of the Notes of the Second Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer or exchange.
13.    The Eligible Obligations with respect to the Notes of the Second Series shall be the Government Obligations and the Investment Securities.
14.    The Notes of the Second Series shall have such other terms and provisions as are provided in the form set forth as Exhibit A hereto.
15.    The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Notes of the Second Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made.
16.    The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.
17.    In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with.
18.    In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Notes of the Second Series requested in the accompanying Company Order No. 2 have been complied with.

IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 15th day of June, 2018 in New York, New York.
/s/ Joseph Balzano
Joseph Balzano
Assistant Treasurer

Exhibit A

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited purpose company organized under the New York Banking Law (“DTC”), to Florida Power & Light Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No. _______________	CUSIP No. 341081 ____

[FORM OF FACE OF NOTE]

FLORIDA POWER & LIGHT COMPANY

FLOATING RATE NOTES, SERIES DUE JUNE 15, 2068

FLORIDA POWER & LIGHT COMPANY, a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the “Company”, which term includes any successor Person under the Indenture (as defined below)), for value received, hereby promises to pay to
, or registered assigns, the principal amount specified on Schedule I hereto, on June 15, 2068 (the “Stated Maturity Date”). The Company further promises to pay interest on the principal sum of this Floating Rate Note, Series due June 15, 2068 (this “Security”) to the registered Holder hereof at the Interest Rate (as defined on the reverse of this Security), in like coin or currency, quarterly on March 15, June 15, September 15 and December 15 of each year (each an “Interest Payment Date”) until the principal hereof is paid or duly provided for, such interest payments to commence on September 15, 2018. Interest on the Securities of this series will accrue from and including June 15, 2018 to but excluding the first Interest Payment Date and thereafter will accrue from and including the last Interest Payment Date to which interest has either been paid or duly provided for to but excluding the next Interest Payment Date (each an “Interest Period”). No interest will accrue on the Securities of this series with respect to the day on which the Securities of this series mature. The interest so payable, and punctually paid or duly provided for, on an Interest Payment Date will, as provided in the Indenture referred to on the reverse of this Security (the “Indenture”), be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on the Business Day immediately preceding such Interest Payment Date so long as all of the Securities of this series are held by a securities depository in book-entry form; provided that if any of the Securities of this series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date; and provided further that interest payable on the Stated Maturity Date, the New Maturity Date (as defined below), a Redemption Date or a Repayment Date will be paid to the same Person to whom the associated principal is to be paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Person who is the Holder of this Security on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of which shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York City, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto.
Reference is hereby made to the further provisions of this Security set forth on the reverse of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place. (All capitalized terms used in this Security which are not defined herein, including the reverse of this Security, but which are defined in the Indenture or in the Officer’s Certificate, shall have the meanings specified in the Indenture or in the Officer’s Certificate.)
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse of this Security by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in New York, New York.

FLORIDA POWER & LIGHT COMPANY

By: __________________________________

[FORM OF CERTIFICATE OF AUTHENTICATION]
CERTIFICATE OF AUTHENTICATION
Dated:
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By: _____________________________
Authorized Signatory

[FORM OF REVERSE OF NOTE]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Debt Securities), dated as of November 1, 2017 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on June 15, 2018, creating the series designated on the face hereof (herein called the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
The Securities of this series shall bear interest at a variable rate per annum (the “Interest Rate”) equal to the Three‑Month LIBOR Rate (as defined below), minus 30 basis points (0.30%), provided that the rate shall not be less than 0.00%. The Interest Rate for the period from June 15, 2018, the date of original issuance, to the first Interest Payment Date was determined on June 13, 2018. The Interest Rate on the Securities of this series for each subsequent Interest Period will be reset quarterly on the related LIBOR Rate Reset Date (as defined below).
If an Interest Payment Date, other than a Redemption Date, a Repayment Date, the Stated Maturity Date or the New Maturity Date of the Securities of this series, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date, except that if such next Business Day occurs in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If a Redemption Date, a Repayment Date, the Stated Maturity Date or the New Maturity Date of the Securities of this series falls on a day that is not a Business Day, then payment of the interest or principal payable on such Redemption Date, Repayment Date, Stated Maturity Date or New Maturity Date will be made on the next succeeding day which is a Business Day (and no interest will be paid or other payment made in respect of such delay), and no interest on such payment will accrue for the period from and after such Redemption Date, Repayment Date, Stated Maturity Date or New Maturity Date, as applicable. If any LIBOR Rate Reset Date falls on a day that is not a LIBOR Business Day (as defined below), the LIBOR Rate Reset Date will be postponed to the next day that is a LIBOR Business Day, except that if such next LIBOR Business Day occurs in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding LIBOR Business Day. The Interest Rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on such LIBOR Rate Reset Date and the Interest Rate applicable to any other day will be the Interest Rate as reset on the immediately preceding LIBOR Rate Reset Date. The provisions of this paragraph shall supersede the provisions of Section 113 of the Indenture to the extent the provisions are inconsistent.

“Calculation Agent” means a banking institution or trust company appointed by the Company to act as calculation agent, initially The Bank of New York Mellon.
“LIBOR Business Day” means any day on which dealings in deposits in United States Dollars are transacted in the London Inter‑Bank Market.
“LIBOR Interest Determination Date” means (i) the second LIBOR Business Day preceding each LIBOR Rate Reset Date or (ii) June 13, 2018, in the case of the initial Interest Period.
“LIBOR Rate Reset Date” means, subject to the paragraph immediately preceding the definition of “Calculation Agent” set forth above, the 15th day of March, June, September and December of each year continuing until the Maturity, commencing on September 15, 2018.
“Three‑Month LIBOR Rate” means the rate determined in accordance with the following provisions:
(1)    On the related LIBOR Interest Determination Date, the Calculation Agent will determine the Three‑Month LIBOR Rate, which will be the rate for deposits in United States Dollars having an index maturity of three months which appears on the Bloomberg L.P. page “BBAM” or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service, or, if on such LIBOR Interest Determination Date, the Three‑Month LIBOR does not appear or is not available on the designated Bloomberg L.P. page “BBAM,” Reuters Page LIBOR01 (or such other page as may replace the Reuters Page LIBOR01 on that service) as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.
(2)    If no rate appears on either the Bloomberg L.P. page “BBAM” or the Reuters Page LIBOR01 on the LIBOR Interest Determination Date, except as provided in clause (3) below, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter‑Bank Market (“Reference Banks”) selected by the Company to provide it with their offered quotations for deposits in United States Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter‑Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000. If at least two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Company (“Major Banks”) for loans in United States Dollars to leading European banks, having a three‑month maturity and in a principal amount of not less than $1,000,000. If the Major Banks are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate already in effect on that LIBOR Interest Determination Date.

(3)    Notwithstanding clause (2) above, if the Company or the Calculation Agent determines that Three-Month LIBOR has been permanently discontinued, the Calculation Agent will use, as a substitute for Three-Month LIBOR and for each future LIBOR Interest Determination Date, an alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice (the “Alternative Rate”). As part of such substitution, the Calculation Agent will, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Securities of this series. If the Calculation Agent determines, after consultation with the Company, that there is no clear market consensus as to whether any rate has replaced Three-Month LIBOR in customary market usage, (i) the Calculation Agent shall have the right to resign as calculation agent and (ii) the Company would then appoint, in its sole discretion, a new calculation agent to replace the resigning Calculation Agent, solely in its role as calculation agent in respect of the Securities of this series, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Company, the Trustee and Holders of the Securities of this series. If the Calculation Agent determines that Three-Month LIBOR has been permanently discontinued, but for any reason an Alternative Rate has not been determined, Three-Month LIBOR Rate will be equal to such rate on the LIBOR Interest Determination Date when Three-Month LIBOR was last available on the Bloomberg L.P. page “BBAM” or the Reuters Page LIBOR01 (or such other page as may replace the Reuters Page LIBOR01 on that service), in accordance with clause (1) above, as determined by the Calculation Agent.
The Interest Rate for any Interest Period will at no time be higher than the maximum rate then permitted by applicable law.
All percentages resulting from any calculation of the Interest Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 3.876545% (or .03876545) being rounded to 3.87655% (or .0387655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). Any percentage resulting from any calculation of any interest rate for the Securities of this series less than 0.00% will be deemed to be 0.00% (or .0000).
Absent willful misconduct, bad faith or manifest error, the Calculation Agent’s determination of the Three-Month LIBOR Rate (including the Alternative Rate, if applicable, and any Adjustments thereto) and its calculation of the applicable Interest Rate for each Interest Period will be final and binding on the Company, the Trustee, the Calculation Agent and Holders

of the Securities of this series. The Holders of the Securities of this series may obtain the Interest Rate for the current and preceding Interest Periods by writing the Calculation Agent at The Bank of New York Mellon, Attn: Corporate Trust Administration, 101 Barclay Street, New York, New York 10286, or any successor appointed by the Company.

The Calculation Agent shall, as soon as practicable after 11:00 a.m., London time, on each LIBOR Interest Determination Date, determine the Interest Rate and the Company will calculate the amount of interest payable on the Securities of this series in respect of the applicable Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by multiplying the Interest Rate for that Interest Period by a fraction, the numerator of which will be the actual number of days elapsed during such Interest Period (determined by including the first day of the Interest Period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Securities of this series. The determination of the Interest Amount by the Company will (in the absence of willful misconduct, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Trustee, the Calculation Agent or the Company (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any Person for (i) the selection of the Reference Banks or the Major Banks or (ii) failure of the Reference Banks or the Major Banks to provide quotations to the Calculation Agent. Promptly upon the determination of the Interest Rate and the calculation of the Interest Amount, the Calculation Agent and the Company, respectively, will notify the Trustee of such Interest Rate and Interest Amount.
On or after June 15, 2048, the Securities of this series shall be redeemable, at any time or from time to time, at the option of the Company, in whole or in part, upon notice (the “Redemption Notice”) mailed at least ten (10) days but not more than sixty (60) days prior to a Redemption Date, in amounts of $1,000 or any multiple of $1,000 in excess thereof, at the following redemption prices (in each case, expressed as a percentage of the principal amount) (each a “Redemption Price”), if redeemed during the six-month periods beginning on June 15 or December 15 of any of the following years (each a “Redemption Date”):

Redemption Date	Price
June 15, 2048	105.00%
December 15, 2048	105.00%
June 15, 2049	104.50%
December 15, 2049	104.50%
June 15, 2050	104.00%
December 15, 2050	104.00%
June 15, 2051	103.50%
December 15, 2051	103.50%
June 15, 2052	103.00%
December 15, 2052	103.00%
June 15, 2053	102.50%
December 15, 2053	102.50%
June 15, 2054	102.00%
December 15, 2054	102.00%
June 15, 2055	101.50%

December 15, 2055	101.50%
June 15, 2056	101.00%
December 15, 2056	101.00%
June 15, 2057	100.50%
December 15, 2057	100.50%
June 15, 2058	100.00%
and thereafter at 100% of the principal amount of the Securities of this series being redeemed plus, in each case, accrued and unpaid interest, if any, on the Securities of this series being redeemed to but excluding the Redemption Date.
If at the time the Redemption Notice is given, the redemption moneys are not on deposit with the Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Redemption Date and such Redemption Notice shall be of no force or effect unless such moneys are received.
Upon payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities of this series or portions thereof called for redemption.
The Securities of this series will be repayable at the option of a Holder of a Security of this series, in whole or in part, on at least thirty (30) days’ but not more than sixty (60) days’ notice, on the following dates (each a “Repayment Date”) and at the following repayment prices (in each case, expressed as a percentage of the principal amount):

Repayment Date	Price
June 15, 2019	98.00%
December 15, 2019	98.00%
June 15, 2020	98.00%
December 15, 2020	98.00%
June 15, 2021	98.00%
December 15, 2021	98.00%
June 15, 2022	98.00%
December 15, 2022	98.00%
June 15, 2023	98.00%
December 15, 2023	99.00%
June 15, 2024	99.00%
December 15, 2024	99.00%
June 15, 2025	99.00%
December 15, 2025	99.00%
June 15, 2026	99.00%
December 15, 2026	99.00%
June 15, 2027	99.00%
December 15, 2027	99.00%
June 15, 2028	99.00%
December 15, 2028	99.00%
June 15, 2029	100.00%

and on June 15 of every second year thereafter, through and including June 15, 2065, at 100% of the principal amount of the Securities of this series being repaid, plus, in each case, accrued and unpaid interest, if any, on the Securities of this series being repaid, to but excluding the Repayment Date.
In order for a Security of this series to be repaid at the option of a Holder, the Trustee must receive, at least thirty (30) but not more than sixty (60) days before the Repayment Date,
(1)    the Security of this series with the form entitled “Option to Elect Repayment” on the reverse of the Security of this series duly completed or
(2)    a facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:

•	the name of the Holder of the Security of this series;

•	the principal amount of the Security of this series;

•	the principal amount of the Security of this series to be repaid;

•	the certificate number or a description of the tenor and terms of the Security of this series; and

•
a statement that the option to elect repayment is being exercised and a guarantee that the Security of this series to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Security of this series, will be received by the Trustee not later than the fifth Business Day after the date of that facsimile transmission or letter.

The repayment option may be exercised by a Holder of a Security of this series for less than the entire principal amount of the Security of this series but, in that event, the principal amount of the Security of this series remaining Outstanding after repayment must be in an authorized denomination.
If a Tax Event (as defined below) occurs, the Company will have the right to shorten the Maturity of the Securities of this series to a new date (the “New Maturity Date”), without the consent of the Holders of the Securities of this series,

•
to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the Maturity, interest paid on the Securities of this series will be deductible for United States federal income tax purposes or

•	if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain the Company’s interest deduction,

in each case, to the extent deductible under current law, as determined in good faith by the Board of Directors, after receipt of an opinion of that counsel regarding the applicable legal standards. In that case, the amount payable on the Securities of this series on the New Maturity Date will be equal to 100% of the principal amount of the Securities of this series plus accrued and unpaid interest, if any, on the Securities of this series to but excluding the New Maturity Date. If the Company elects to exercise its right to shorten the Maturity of the Securities of this series when a Tax Event occurs, the Company will give notice to each Holder of Securities of this series not more than sixty (60) days after the occurrence of the Tax Event, stating the New Maturity Date of the Securities of this series.
“Tax Event” means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

•	any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

•
any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

•
any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring on or after June 12, 2018, there is more than an insubstantial increase in the risk that interest paid by the Company on the Securities of this series is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected by such amendment to the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be thus affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Securities of this series shall be conclusive and binding upon all current and future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

SCHEDULE I

The initial principal amount of the Securities evidenced by this certificate is $_______________;
CHANGES TO PRINCIPAL AMOUNT OF SECURITIES EVIDENCED BY THIS CERTIFICATE

Date	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

OPTION TO ELECT REPAYMENT
With respect to Floating Rate Notes, Series due June 15, 2068 of
Florida Power & Light Company (herein referred to as the Company)
issued pursuant to the Indenture dated as of November 1, 2017
If you elect to have this Security purchased by the Company pursuant to the terms of the Security,

•	check this box: ☐; and

•	state the principal amount of this Security: $____________.

If you want to elect to have only part of this Security purchased by the Company pursuant to the terms of the Security,

•	check this box: ☐;

•	state the principal amount (must be in denominations of $1,000 or an integral multiple of $1,000 in excess thereof): $____________; and

•	state the principal amount (must be in denominations of $1,000 or an integral multiple of $1,000 in excess thereof) remaining after such repurchase: $____________.

Date:	By:
Name:
Title

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.
Please print name and address of registered Holder:

Name:	Social Security or other Taxpayer
Identification Number, if any
Address: